Exhibit 10.44.2
AMENDMENT
TO
MICHAEL SZWAJKOWSKI
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of December 31, 2008, by and between CapitalSource Inc., a Delaware corporation (the “Company”), and Michael Szwajkowski (the “Executive”).
Recitals:
     WHEREAS, the Executive and the Company previously entered into the Employment Agreement, effective as of April 22, 2005, and previously amended on November 22, 2005 (the “Employment Agreement”); and
     WHEREAS, the Executive and the Company desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Agreement:
     NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which the Executive acknowledges, the Company and the Executive, intending to be legally bound, agree as follows:
          1. Section 9(f) of the Employment Agreement is hereby amended by adding a new sentence after the third sentence of said Section 9(f) to read as follows:
“The Executive will forfeit all rights to the Severance Payment if the Executive fails to execute and deliver the release within 30 days of delivery of the release to the Executive.”
          2. Section 9(h) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“(h) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(h).
               (i) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.
               (ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.
               (iii) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (“the Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
               (iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
               (v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
          3. The fourth sentence of Section 10(b) of the Employment Agreement is hereby amended and restated to read as follows:
“Any Gross-Up Payment, as determined pursuant to this Section 10 shall be paid by the Employer to the Executive within five days of receipt of the Accounting Firm’s determination, but in no event later than the end of the taxable year following the taxable year in which the related taxes are remitted by the Executive.”
          4. The Employment Agreement is hereby amended by adding a new last sentence to the definition of Change in Control in Section 25 of the Employment Agreement to read as follows:
“Notwithstanding the foregoing, for purposes of the payment of any deferred compensation under Section 5(f)(1)(a)(iii) hereof, an event shall not be considered to be a Change in Control hereunder unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.”
          5. The first sentence of the definition of Good Reason in Section 25 of the Employment Agreement is hereby amended and restated to read as follows:
“Good Reason” means, unless otherwise agreed to in writing by the Executive, any diminution or adverse change prior to a Change in Control in the Executive’s title; (ii) a material reduction in the Executive’s Base Salary or, after a Change in Control, the annual bonus payable to the Executive under Section 5(b); (iii) prior to a Change in Control a requirement that the Executive report to someone other than the Employer’s Chief Executive Officer and, in a dual reporting role, President (provided, however that Executive acknowledges and agrees that during the Employment Period an increasing amount of the day-to-day supervision of his work may be undertaken by the President); (iv) a material diminution in the Executive’s authority, responsibilities or duties or material interference with the Executive’s carrying out his duties; (v) the assignment of duties inconsistent with the Executive’s position or status with the Employer as of the date hereof; (vi) a relocation of the Executive’s New York, New York place of employment to a location that is more than 25 miles away from the current location of the Employer’s offices in New York, New York; (vii) any other material breach of the terms of this Agreement or any other agreement that breach is not cured within thirty (30) days after the Executive’s delivery of a written notice of such breach to the Employer; (vii) an purported termination of the Executive’s employment by the Employer that is not effected in accordance with the applicable provisions of this Agreement; (ix) the failure of the Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction; or (x) the delivery of a notice of Non-Renewal by the Employer at ant time up to and including April 22, 2023.
          6. The Employment Agreement is hereby amended by adding a new sentence after the second sentence of the definition of Good Reason in Section 25 of the Employment Agreement to read as follows:
The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless and until the Executive provides written notice to the Employer identifying the asserted grounds for Good Reason, such notice is provided to the Employer within sixty (60) days of such event, and the Employer fails to cure such asserted grounds for Good Reason within thirty (30) days of its receipt of such notice from the Executive.
          7. The provisions of this Amendment may be amended and waived only with the prior written consent of the parties hereto. This Amendment may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.
          8. Except as set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect.
          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

CAPITALSOURCE INC
By:	/s/ DEAN C. GRAHAM
	Name:	Dean C. Graham
	Title:	President and Chief Operating Officer

EXECUTIVE
By:	/s/ MICHAEL SZWAJKOWSKI
Michael Szwajkowski

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